UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

TRANSUNION

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

89400J107

(CUSIP Number)

Richard Terranova, Advent International 75 State Street, Boston MA 02109

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 31, 2016

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 89400J107	13G/A	Page 2 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 37,457,759
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 37,457,759
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,457,759
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.5%
12.	TYPE OF REPORTING PERSON (see instructions) CO,IA

CUSIP No. 89400J107	13G/A	Page 3 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 37,457,759
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 37,457,759
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,457,759
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.5%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 89400J107	13G/A	Page 4 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-TransUnion Acquisition Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 37,457,759
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 37,457,759
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,457,759
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 5 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent-Transunion GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 37,457,759
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 37,457,759
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,457,759
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 20.5%
12.	TYPE OF REPORTING PERSON (see instructions) OO

CUSIP No. 89400J107	13G/A	Page 6 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VI GP Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 33,019,012
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 33,019,012
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,019,012
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 18.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 7 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) GPE VI GP (Delaware) Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,648,387
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,648,387
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,648,387
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 8 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2008 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 606,816
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 606,816
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 606,816
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 9 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2009 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 22,475
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 22,475
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,475
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 10 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI 2010 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 52,441
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 52,441
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,441
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 11 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI-A 2010 Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 52,441
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 52,441
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 52,441
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 12 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent Partners GPE VI-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 56,187
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 56,187
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 56,187
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 13 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 16,522,617
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 16,522,617
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,522,617
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 14 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 10,589,308
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 10,589,308
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,589,308
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 15 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-B Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 835,308
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 835,308
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 835,308
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 16 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-C Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 850,292
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 850,292
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 850,292
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 17 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-D Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 745,410
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 745,410
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 745,410
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 18 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-E Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,052,685
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,052,685
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,052,685
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 19 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-F Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,112,739
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,112,739
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,112,739
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 20 of 29

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Advent International GPE VI-G Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,959,040
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,959,040
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,959,040
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 89400J107	13G/A	Page 21 of 29

Item 1.

(a)	Name of Issuer
TransUnion

(b)	Address of Issuer’s Principal Executive Offices
555 West Adams, Chicago, IL 60661 (312)-985-2000

Item 2.

(a)	Name of Person Filing
(b)	Address of Principal Business Office
(c)	Citizenship

This statement is being filed on behalf of the following Reporting Persons:

Advent International Corporation, a Delaware corporation;

Advent International LLC, a Massachusetts LLC;

Advent-TransUnion Acquisition Limited Partnership, a Delaware limited partnership;

Advent-TransUnion GP LLC, a Delaware LLC;

GPE VI GP Limited Partnership, a Cayman Islands limited partnership

GPE VI GP (Delaware) Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2008 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2009 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI 2010 Limited Partnership, a Delaware limited partnership;

Advent Partners GPE VI-A 2010 Limited Partnership, a Delaware Islands limited partnership;

Advent Partners GPE VI-A Limited Partnership, a Delaware limited partnership;

Advent International GPE VI Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-A Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-B Limited Partnership, a Cayman Islands limited partnership;

Advent International GPE VI-C Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-D Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-E Limited Partnership, a Delaware limited partnership;

Advent International GPE VI-F Limited Partnership, a Cayman Islands limited partnership; and

Advent International GPE VI-G Limited Partnership, a Cayman Islands limited partnership.

Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership, GPE VI GP (Delaware) Limited Partnership, Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A 2010 Limited Partnership, and Advent Partners GPE VI-A Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) Limited Partnership is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent-TransUnion GP LLC is a general partner of Advent-TransUnion Acquisition Limited Partnership. Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership, Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-G Limited Partnership Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership are members of Advent-TransUnion GP LLC.

CUSIP No. 89400J107	13G/A	Page 22 of 29

The principal business address of each Reporting Person is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(d)	Title of Class of Securities

Common stock, par value $0.01 per share

(e)	CUSIP Number

89400J107

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	Number of Shares Beneficially Owned	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Percentage of Common Stock Outstanding
Advent International Corporation	37,457,759	37,457,759	—	37,457,759	—	20.5%
Advent International LLC	37,457,759	37,457,759	—	37,457,759	—	20.5%
Advent-TransUnion Acquisition Limited Partnership	37,457,759	37,457,759	—	37,457,759	—	20.5%
Advent-TransUnion GP LLC	37,457,759	37,457,759	—	37,457,759	—	20.5%
GPE VI GP Limited Partnership	33,019,012	33,019,012	—	33,019,012	—	18.0%
GPE VI GP (Delaware) Limited Partnership	3,648,387	3,648,387	—	3,648,387	—	2.0%
Advent Partners GPE VI 2008 Limited Partnership	606,816	606,816	—	606,816	—	0.3%
Advent Partners GPE VI 2009 Limited Partnership	22,475	22,475	—	22,475	—	0.0%
Advent Partners GPE VI 2010 Limited Partnership	52,441	52,441	—	52,441	—	0.0%
Advent Partners GPE VI-A 2010 Limited Partnership	52,441	52,441	—	52,441	—	0.0%
Advent Partners GPE VI-A Limited Partnership	56,187	56,187	—	56,187	—	0.0%
Advent International GPE VI Limited Partnership	16,522,617	16,522,617	—	16,522,617	—	9.0%
Advent International GPE VI-A Limited Partnership	10,589,308	10,589,308	—	10,589,308	—	5.8%
Advent International GPE VI-B Limited Partnership	835,308	835,308	—	835,308	—	0.5%
Advent International GPE VI-C Limited Partnership	850,292	850,292	—	850,292	—	0.5%
Advent International GPE VI-D Limited Partnership	745,410	745,410	—	745,410	—	0.4%
Advent International GPE VI-E Limited Partnership	2,052,685	2,052,685	—	2,052,685	—	1.1%
Advent International GPE VI-F Limited Partnership	3,112,739	3,112,739	—	3,112,739	—	1.7%
Advent International GPE VI-G Limited Partnership	1,959,040	1,959,040	—	1,959,040	—	1.1%

CUSIP No. 89400J107	13G/A	Page 23 of 29

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable

Item 8. Identification and Classification of Members of the Group.

See Exhibit 2

Item 9. Notice of Dissolution of Group.

Not applicable

Item 10. Certification.

Not applicable

CUSIP No. 89400J107	13G/A	Page 24 of 29

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2017
Date

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

By: GPE VI GP Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

By: GPE VI GP (Delaware) Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI – A Limited Partnership

Advent Partners GPE VI – A 2010 Limited Partnership

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 89400J107	13G/A	Page 25 of 29

GPE VI GP (Delaware) Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International LLC By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-TransUnion Acquisition Limited Partnership By: Advent-TransUnion GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-TransUnion GP LLC By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 89400J107	13G/A	Page 26 of 29

EXHIBIT INDEX

Exhibit	1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Exhibit	2. List of Members of a Group

CUSIP No. 89400J107	13G/A	Page 27 of 29

Exhibit 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

February 13, 2017
Date

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

By: GPE VI GP Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

By: GPE VI GP (Delaware) Limited Partnership, General Partner

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI – A Limited Partnership

Advent Partners GPE VI – A 2010 Limited Partnership

By: Advent International LLC, General Partner

By: Advent International Corporation, Manager

By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

GPE VI GP Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 89400J107	13G/A	Page 28 of 29

GPE VI GP (Delaware) Limited Partnership By: Advent International LLC, General Partner By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International LLC By: Advent International Corporation, Manager By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent International Corporation By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-TransUnion Acquisition Limited Partnership By: Advent-TransUnion GP LLC, General Partner By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

Advent-TransUnion GP LLC By: Richard Terranova, Authorized Signatory

/s/ Richard Terranova
Signature

CUSIP No. 89400J107	13G/A	Page 29 of 29

Exhibit 2

Funds and Entities Associated with Advent International Corporation

Advent International Corporation

Advent International LLC

Advent-TransUnion Acquisition Limited Partnership

Advent-TransUnion GP LLC

GPE VI GP Limited Partnership

GPE VI GP (Delaware) Limited Partnership

Advent Partners GPE VI 2008 Limited Partnership

Advent Partners GPE VI 2009 Limited Partnership

Advent Partners GPE VI 2010 Limited Partnership

Advent Partners GPE VI-A 2010 Limited Partnership

Advent Partners GPE VI-A Limited Partnership

Advent International GPE VI Limited Partnership

Advent International GPE VI-A Limited Partnership

Advent International GPE VI-B Limited Partnership

Advent International GPE VI-C Limited Partnership

Advent International GPE VI-D Limited Partnership

Advent International GPE VI-E Limited Partnership

Advent International GPE VI-F Limited Partnership

Advent International GPE VI-G Limited Partnership

Amended and Restated Major Stockholders’ Agreement

Advent-TransUnion Acquisition Limited Partnership is a party to that certain Amended and Restated Major Stockholders’ Agreement, dated as of June 23, 2015 (the “Stockholders’ Agreement”), by and among each of GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P. and SpartanShield Holdings (collectively, the “GS Entities”), and the Issuer and Advent-TransUnion Acquisition Limited Partnership.

Under the Stockholders’ Agreement, Advent-TransUnion Acquisition Limited Partnership has the right to designate two of the Issuer’s directors and the GS Entities have the right to designate two of the Issuer’s directors. The Stockholders’ Agreement requires the parties thereto to vote their shares of the Issuer’s common stock for the directors that are designated in accordance with the provisions of the Stockholders’ Agreement. The Stockholders’ Agreement also contains certain provisions regarding proposed sales of the Issuer’s common stock, transfer restrictions with respect to the shares of the Issuer’s common stock and registration rights. By virtue of being a party to the Stockholders’ Agreement, each of Advent-TransUnion Acquisition Limited Partnership and the other the Reporting Persons on this Schedule 13G may be deemed to be members of a “group”, as defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the GS Entities. Pursuant to such definition, each of Advent-TransUnion Acquisition Limited Partnership and the other Reporting Persons and the GS Entities may be deemed to beneficially own the shares of the Issuer’s common stock beneficially owned by each other solely for such purposes. The GS Entities have advised the Reporting Persons that they are the beneficial owner of an aggregate of 37,457,759 shares of the Issuer’s common stock, or 20.5% of the outstanding shares of the Issuer’s common stock. The aggregate number of shares of the Issuer’s common stock beneficially owned collectively by the Reporting Persons and the GS Entities is therefore 92,968,100, which represents approximately 50.8% of the outstanding shares of the Issuer’s common stock.

The share ownership reported for Advent-TransUnion Acquisition Limited Partnership and the other Reporting Persons on this Schedule 13G does not include any shares of the Issuer’s common stock owned by the GS Entities, and each of Advent-TransUnion Acquisition Limited Partnership and the other Reporting Persons on this Schedule 13G disclaims beneficial ownership of any shares of the Issuer’s common stock owned by the GS Entities.